The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

Exhibit 99.2

SUBJECT TO COMPLETION, DATED                  , 20

[FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION

WITH FUTURE COMMON STOCK OFFERINGS]

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated                  , 20 )

Shares

Common Stock

We are offering for sale          shares of our common stock.

We are an internally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. Our common stock is listed on The Nasdaq Global Select Market under the symbol “CSWC.” On                  , 20 , the last reported sale price of our common stock on The Nasdaq Global Select Market was $                 per share. The net asset value per share of our common stock at                  , 20 (the last date prior to the date of this prospectus supplement on which we determined net asset value) was $                .

This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor should know before investing in our common stock. Please read this prospectus supplement and the accompanying prospectus before investing and keep them for future reference. We file annual, quarterly and current reports, proxy statements and other supplement information with the Securities and Exchange Commission. This information is available free of charge by contacting us at 5400 Lyndon B. Johnson Freeway, Suite 1300, Dallas, Texas 75240 or by telephone at (214) 238-5700 or on our website at www.capitalsouthwest.com. Information contained on our website is not incorporated by reference into this prospectus supplement, and you should not consider that information to be part of this prospectus supplement. The Securities and Exchange Commission also maintains a website at www.sec.gov that contains such information.

Investing in our common stock involves a high degree of risk, and should be considered highly speculative. See “Supplementary Risk Factors” beginning on page S-     of this prospectus supplement and “Risk Factors” beginning on page      of the accompanying prospectus to read about factors you should consider, including the risk of leverage and dilution, before investing in our common stock.

The Securities and Exchange Commission has not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$	$
Underwriting discount ( %)	$	$
Proceeds, before expenses, to us(1)	$	$

(1)	Before deducting expenses payable by us related to this offering, estimated at $ .

The underwriters have the option to purchase up to an additional                  shares of common stock from us at the public offering price, less the underwriting discount, within days from the date of this prospectus supplement to cover over-allotments, if any. If the over-allotment option is exercised in full, the total public offering price will be $        , the total underwriting discount (    %) will be $        , and the total proceeds to us, before deducting estimated expenses payable by us of $        , will be $        .

The underwriters expect to deliver the shares on or about                 .

The date of this prospectus supplement is                  , 20

Prospectus Supplement

Prospectus

[Table of contents from base prospectus to be included.]

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific details regarding this offering of common stock and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which provides general information about us and the securities we may offer from time to time, some of which may not apply to this offering. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any shares of our common stock by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. The information contained in this prospectus supplement and the accompanying prospectus is complete and accurate only as of their respective dates, regardless of the time of their delivery or sale of our common stock. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information different from or additional to the information in the accompanying prospectus.

S-ii

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider. To understand the terms of the common stock offered hereby, you should read the entire prospectus supplement and the accompanying prospectus carefully, including “Supplementary Risk Factors,” “Risk Factors,” “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements contained elsewhere in this prospectus supplement and/or the accompanying prospectus. Together, these documents describe the specific terms of the shares we are offering. You should also read and review the documents identified in the section titled “Available Information” in this prospectus supplement. Except as otherwise noted, all information in this prospectus supplement and the accompanying prospectus assumes no exercise of the underwriters’ over-allotment option.

Organization

Capital Southwest Corporation, which we refer to as CSWC or the Company, is an internally managed investment company that specializes in providing customized financing to middle market companies in a broad range of industry segments located primarily in the United States. Our common stock currently trades on The Nasdaq Global Select Market, or Nasdaq, under the ticker symbol “CSWC.”

CSWC was organized as a Texas corporation on April 19, 1961. Prior to March 30, 1988, CSWC was registered as a closed-end, non-diversified investment company under the Investment Company Act of 1940 Act, as amended, or the 1940 Act. On that date, we elected to be treated as a business development company, or BDC, subject to the provisions of the 1940 Act, as amended by the Small Business Incentive Act of 1980.

We are also a regulated investment company, or RIC, under Subchapter M of the U.S. Internal Revenue Code of 1986, or the Code. As such, we are not required to pay corporate-level income tax on our investment income. We intend to maintain our RIC status, which requires that we qualify annually as a RIC by meeting certain specified requirements.

On September 30, 2015, we completed the spin-off, which we refer to as the Share Distribution, of CSW Industrials, Inc., or CSWI. CSWI is now an independent publicly traded company. The Share Distribution was effected through a tax-free, pro-rata distribution of 100.0% of CSWI’s common stock to shareholders of the Company. Each Company shareholder received one share of CSWI common stock for every one share of Company common stock on the record date, September 18, 2015. Cash was paid in lieu of any fractional shares of CSWI common stock.

Following the Share Distribution, we have maintained operations as an internally-managed BDC and pursued a credit-focused investing strategy akin to similarly structured organizations. We intend to continue to provide capital to middle-market companies. We intend to invest primarily in debt securities, including senior debt, second lien and subordinated debt, and may also invest in preferred stock and common stock alongside our debt investments or through warrants.

The following diagram depicts CSWC’s summary organizational structure:

Capital Southwest Management Corporation, or CSMC, a wholly-owned subsidiary of CSWC, is the management company for CSWC. CSMC generally incurs all normal operating and administrative expenses, including, but not limited to, salaries and related benefits, rent, equipment and other administrative costs required for day-to-day operations.

CSWC also has a direct wholly-owned subsidiary that has been elected to be a taxable entity, or the Taxable Subsidiary. The primary purpose of the Taxable Subsidiary is to permit CSWC to hold certain interests in portfolio companies that are organized as limited liability companies (or other forms of pass-through entities) and still allow us to satisfy the RIC tax requirement that at least 90.0% of our gross income for U.S. federal income tax purposes must consist of qualifying investment income. The Taxable Subsidiary is taxed at normal corporate tax rates based on its taxable income.

Overview

CSWC is an internally managed investment company that specializes in providing customized debt and equity financing to lower middle market, or LMM, companies and debt capital to upper middle market, or UMM, companies in a broad range of investment segments located primarily in the United States. Our principal investment objective is to produce attractive risk-adjusted returns by generating current income from our debt investments and capital appreciation from our equity and equity related investments. Our investment strategy is to partner with business owners, management teams and financial sponsors to provide flexible financing solutions to fund growth, changes of control, or other corporate events. We invest primarily in senior debt securities, secured by security interests in portfolio company assets and in secured and unsecured subordinated debt securities. We also invest in equity interests in our portfolio companies alongside our debt securities.

We focus on investing in companies with histories of generating revenues and positive cash flow, established market positions and proven management teams with strong operating discipline. We target senior debt, subordinated debt, and equity investments in LMM companies, as well as first and second lien syndicated loans in UMM companies. Our target LMM companies typically have annual earnings before interest, taxes, depreciation and amortization, or EBITDA, between $3.0 million and $15.0 million, and our LMM investments generally range from $5.0 million to $20.0 million. Our UMM investments generally include syndicated first and second lien loans in companies with EBITDA generally greater than $50.0 million, and our UMM investments typically range from $5.0 million to $10.0 million.

We seek to fill the financing gap for LMM businesses, which, historically, have had more limited access to financing from commercial banks and other traditional sources. The underserved nature of the LMM creates the opportunity for us to meet the financing needs of LMM companies while also negotiating favorable transaction terms and equity participations. Our ability to invest across a company’s capital structure, from secured loans to equity securities, allows us to offer portfolio companies a comprehensive suite of financing options. Providing customized financing solutions is important to LMM companies. We generally seek to partner directly with financial sponsors, entrepreneurs, management teams and business owners in making our investments. Our LMM debt investments typically include first lien senior debt, secured by a first lien on the assets of the portfolio company, as well as subordinated debt. Our LMM investments typically have a term of between five and seven years from the original investment date. We also often seek to invest in the equity securities in our LMM portfolio companies.

Our investments in UMM companies primarily consist of direct investments in or secondary purchases of interest bearing debt securities in privately held companies that are generally larger in size than the LMM companies included in our portfolio. Our UMM debt investments are generally secured by either a first or second priority lien on the assets of the portfolio company and typically have an expected duration of between three and seven years from the original investment date.

Our principal executive offices are located at 5400 Lyndon B. Johnson Freeway, Suite 1300, Dallas, Texas 75240. We maintain a website at http://www.capitalsouthwest.com. Information contained on our website is not incorporated by reference into this prospectus supplement, and you should not consider that information to be part of this prospectus supplement.

Business Strategies

Our principal investment objective is to produce attractive risk-adjusted returns by generating current income from our debt investments and realizing capital appreciation from our equity and equity-related investments. We have adopted the following business strategies to achieve our investment objective:

•	Leveraging the Experience of our Management Team. Our senior management team has extensive experience advising, investing in and lending to middle market companies across changing market cycles. The members of our management team have diverse investment backgrounds, with prior experience at investment banks, commercial banks, and BDCs in the capacity of senior officers. We believe this diverse experience provides us with an in-depth understanding of the strategic, financial and operational challenges and opportunities of the middle market companies in which we invest. We believe this understanding allows us to select and structure better investments and to efficiently monitor and provide managerial assistance to our portfolio companies.

•	Applying Rigorous Underwriting Policies and Active Portfolio Management. Our senior management team has implemented rigorous underwriting policies that are followed in each transaction. These policies include a thorough analysis of each potential portfolio company’s competitive position, financial performance, management team operating discipline, growth potential and industry attractiveness, which we believe allows us to better assess the company’s prospects. After investing in a company, we monitor the investment closely, typically receiving monthly, quarterly and annual financial statements. Senior management, together with the deal team and accounting and finance departments, meets at least monthly to analyze and discuss in detail the company’s financial performance and industry trends. We believe that our initial and ongoing portfolio review process allows us to monitor effectively the performance and prospects of our portfolio companies.

•

Investing Across Multiple Companies, Industries, Regions and End Markets. We seek to maintain a portfolio of investments that is appropriately diverse among various companies, industries, geographic regions and end markets. This portfolio balance is intended to mitigate the potential effects of negative economic events for particular companies, regions, industries and end markets. However, we may from time to time hold securities of a single portfolio company that comprise more than 5.0% of our total assets and/or more than 10.0% of the outstanding voting securities of the portfolio company. For that reason, we are classified as a non-diversified management investment company under the 1940 Act.

•	Utilizing Long-Standing Relationships to Source Deals. Our senior management team and investment professionals maintain extensive relationships with entrepreneurs, financial sponsors, attorneys, accountants, investment bankers, commercial bankers and other non-bank providers of capital who refer prospective portfolio companies to us. These relationships historically have generated significant investment opportunities. We believe that our network of relationships will continue to produce attractive investment opportunities.

•	Focusing on Underserved Markets. The middle market has traditionally been underserved. We believe that operating margin and growth pressures, as well as regulatory concerns, have caused many financial institutions to de-emphasize services to middle market companies in favor of larger corporate clients and more liquid capital market transactions. We also invest in securities that would be rated below investment grade if they were rated. We believe these dynamics have resulted in the financing market for middle market companies being underserved, providing us with greater investment opportunities.

•	Focus on Established Companies. We generally invest in companies with established market positions, experienced management teams and recurring cash flow streams. We believe that those companies generally possess better risk adjusted return profiles than earlier stage companies that are building their management teams and establishing their revenue base. We also believe that established companies in our target range generally provide opportunities for capital appreciation.

•	Capital Structures Appropriate for Potential Industry and Business Volatility. Our investment team spends significant time understanding the performance of both the target portfolio company and its specific industry throughout a full economic cycle. The history of each specific industry and target portfolio company will demonstrate a different level of potential volatility in financial performance. We seek to understand this dynamic thoroughly and invest our capital at leverage levels in the capital structure that will remain in enterprise value and in securities that will receive interest payments if such downside volatility were to occur.

•	Providing Customized Financing Solutions. We offer a variety of financing structures and have the flexibility to structure our investments to meet the needs of our portfolio companies. Often we invest in senior and subordinated debt securities, coupled with equity interests. We believe our ability to customize financing structures makes us an attractive partner to middle market companies.

Risk Factors

Investing in our securities involves a high degree of risk. You should consider carefully the information found in the sections titled “Supplementary Risk Factors” beginning on page S-     of this prospectus supplement and “Risk Factors” beginning on page      of the accompanying prospectus, including, but not limited to, the following risks:

•	Our financial condition and results of operations will depend on our ability to effectively allocate and manage capital.

•	Our investments in portfolio companies involve a number of significant risks:

•	They may have unpredictable operating results, could become parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position.

•	Most of our portfolio companies are private companies. Private companies may not have readily publicly available information about their businesses, operations and financial condition. Consequently, we rely on the ability of our management team and investment professionals to obtain adequate information to evaluate the potential returns from making investments in these portfolio companies. If we are unable to uncover all material information about the target portfolio company, we may not make a fully informed investment decision and may lose all or part of our investment.

•	The lack of liquidity in our investments may adversely affect our business.

•	Any unrealized losses or defaults we experience may be an indication of future realized losses, which could reduce our income available to make distributions.

•	Our investments in equity securities involve a substantial degree of risk. We may not realize gains from our equity investments.

•	Prepayments of our debt investments by our portfolio companies could adversely impact our results of operations and reduce our return on equity.

•	Our business model depends to a significant extent upon strong referral relationships. Our inability to maintain or develop these relationships, as well as the failure of these relationships to generate investment opportunities, could adversely affect our business.

•	In addition to regulatory limitations on our ability to raise capital, our Credit Facility (as defined below) contains various covenants, which, if not complied with, could accelerate our repayment obligations under the Credit Facility, thereby materially and adversely affecting our liquidity, financial condition, results of operations and ability to pay distributions. All of our assets are subject to security interests under our secured Credit Facility and if we default on our obligations under the Credit Facility, we may suffer adverse consequences, including foreclosure on our assets.

•	Because we borrow money to make investments, the potential for gain or loss on amounts invested in us is magnified and may increase the risk of investing in us.

•	Changes in interest rates may affect our cost of capital, the value of investments and net investment income.

•	If we do not invest a sufficient portion of our assets in qualifying assets, we could fail to qualify as a BDC or be precluded from investing according to our current business strategy. A failure on our part to maintain our status as a BDC would significantly reduce our operating flexibility.

•	We will be subject to corporate-level income tax if we are unable to qualify as a RIC under Subchapter M of the Code. Even if we qualify as a RIC, we may face tax liabilities that reduce our cash flow.

•	Our historical financial statements are not necessarily representative of the results we would have achieved as a stand-alone publicly-traded company and therefore may not be indicative of our future performance.

•	Our investment portfolio is and will continue to be recorded at fair value. Our board of directors has final responsibility for overseeing, reviewing and approving, in good faith, our fair value determination. As a result of recording our investments at fair value, there is and will continue to be subjectivity as to the value of our portfolio investments.

•	The capital markets may experience periods of disruption and instability. Such market conditions may materially and adversely affect debt and equity capital markets in the United States, which may have a negative impact on our business and operations.

•	Changes in the laws or regulations governing our business, or changes in the interpretations thereof, and any failure by us to comply with these laws or regulations, could negatively affect the profitability of our operations.

•	The market price of our common stock may fluctuate significantly.

Investment Criteria

Our investment team has identified the following investment criteria that we believe are important in evaluating prospective investment opportunities. However, not all of these criteria have been or will be met in connection with each of our investments:

•	Companies with Positive and Sustainable Cash Flow: We generally seek to invest in established companies with sound historical financial performance.

•	Excellent Management: Management teams with a proven record of achievement, exceptional ability, unyielding determination and integrity. We believe management teams with these attributes are more likely to manage the companies in a manner that protects and enhances value.

•	Industry: We primarily focus on companies having competitive advantages in their respective markets and/or operating in industries with barriers to entry, which may help protect their market position.

•	Strong Private Equity Sponsors: We focus on developing relationships with leading private equity firms in order to partner with these firms and provide them capital to support the acquisition and growth of their portfolio companies.

•	Appropriate Risk-Adjusted Returns: We focus on and price opportunities to generate returns that are attractive on a risk-adjusted basis, taking into consideration factors, in addition to the ones depicted above, including credit structure, leverage levels and the general volatility and potential volatility of cash flows.

•	Location: We primarily focus on companies located in the United States. Each new investment is evaluated for its appropriateness within our existing portfolio. Prospective portfolio company candidates for our existing portfolio companies may be located worldwide.

Recent Developments

[To be provided.]

THE OFFERING

Common stock offered by us	shares

Common stock outstanding prior to this offering	shares

Common stock to be outstanding after this offering	shares

Over-allotment option	shares

Use of proceeds	The net proceeds from this offering (without exercise of the over-allotment option and before deducting estimated expenses payable by us of approximately $ ) will be $ .

We intend to use the net proceeds from this offering to make investments in LMM and UMM portfolio companies in accordance with our investment objective and strategies. While we work to invest these proceeds in LMM and UMM portfolio companies, we may use the proceeds to make investments in marketable securities and other temporary investments, to pay down revolver debt outstanding, and for other general corporate purposes, including payment of operating expenses. See “Use of Proceeds.”

Dividends and distributions	We currently pay quarterly dividends and may pay annual special dividends to our stockholders. Our quarterly dividends, if any, will be determined by our board of directors on a quarterly basis. Our annual special dividends, if any, will be determined by our board of directors based upon our operating results at the end of our tax year end December 31.

Our ability to declare dividends depends on our earnings, our overall financial condition (including our liquidity position), maintenance of our RIC status and such other factors as our board of directors may deem relevant from time to time.

When we make distributions, we are required to determine the extent to which such distributions are paid out of current or accumulated earnings, recognized capital gains or capital. To the extent there is a return of capital (a distribution of the stockholders’ invested capital), investors will be required to reduce their basis in our stock for U.S. federal tax purposes. In the future, our distributions may include a return of capital.

On                      , 20 we declared our quarterly dividend of $         per share for the quarter ended          , 20 . Because the record date for the dividend payment is prior to the date of this offering, investors who purchase shares of our common stock in this offering will not be entitled to receive such dividend. However, investors who purchase shares of our common stock in this offering will be entitled to receive the subsequent quarterly dividends provided that they continue to hold such shares.

Taxation	We have elected to be treated for U.S. federal income tax purposes as a RIC under Subchapter M of the Code. As a RIC, we generally will not have to pay corporate-level U.S. federal income tax on any ordinary income or capital gains that we distribute to our stockholders as dividends To continue to maintain our RIC tax treatment, we must meet specified source-of-income and asset diversification requirements and distribute annually at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any. See “Material U.S. Federal Income Tax Consequences to Non-U.S. Holders” and “Material U.S. Federal Income Tax Considerations” of this prospectus supplement and accompanying prospectus, respectively.

Nasdaq Stock Exchange symbol	“CSWC”

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that an investor in this offering will bear directly or indirectly. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus supplement contains a reference to fees or expenses paid by “you,” “us” or “CSWC,” or that “we” will pay fees or expenses, stockholders will indirectly bear such fees or expenses as investors in us.

Stockholder Transaction Expenses:
Sales load (as a percentage of offering price)	—	%(1)
Offering expenses (as a percentage of offering price)	—	%(2)
Dividend reinvestment plan expenses	—	%(3)

Total stockholder transaction expenses (as a percentage of offering price)	—%
Annual Expenses (as a percentage of net assets attributable to common stock):
Operating expenses		%(4)
Interest payments on borrowed funds		%(5)
Income tax expense		%(6)
Acquired fund fees and expenses		%(7)

Total annual expenses		%

(1)	Represents the underwriting discount with respect to the shares sold by us in this offering.

(2)	The offering expenses of this offering borne by us are estimated to be approximately $ . If the underwriters exercise their over-allotment option in full, the offering expenses borne by us (as a percentage of the offering price) will be approximately %.

(3)	The expenses of administering our dividend reinvestment plan, or DRIP, are included in operating expenses. The DRIP does not allow shareholders to sell shares through the DRIP. If a shareholder wishes to sell shares they would be required to select a broker of their choice and pay any fees or other costs associated with the sale.

(4)	Operating expenses in this table represent the estimated annual operating expenses of CSWC and its consolidated subsidiaries based on annualized operating expenses for the months ended , 20 . We do not have an investment adviser and are internally managed by our executive officers under the supervision of our board of directors. As a result, we do not pay investment advisory fees, but instead we pay the operating costs associated with employing investment management professionals including, without limitation, compensation expenses related to salaries, discretionary bonuses and restricted stock grants.

(5)	Interest payments on borrowed funds represents our estimated annual interest payments based on actual interest rate terms under our [•]. Interest payments on borrowed funds also represents our estimated annual interest payments assuming future issuances of $[•] million in debt securities at an interest rate of [•]% per annum in the next twelve months. The estimate of annual interest payments are based upon trends in recently completed offerings of our peer companies and may not reflect the actual amount of future issuances of debt securities. The future issuances of debt securities will be made at the discretion of management and the board after evaluating the investment opportunities and economic situation of the Company and the market as a whole.

(6)	Income tax expense relates to the accrual of (a) deferred tax provision (benefit) on the net unrealized appreciation (depreciation) from portfolio investments held in the Taxable Subsidiary and (b) excise, state and other taxes. Deferred taxes are non-cash in nature and may vary significantly from period to period. We are required to include deferred taxes in calculating our annual expenses even though deferred taxes are not currently payable or receivable. Due to the variable nature of deferred tax expense, which can be a large portion of the income tax expense, and the difficulty in providing an estimate for future periods, this income tax expense estimate is based upon the actual amount of income tax expense for the year ended March 31, 2017.

(7)	Acquired fund fees and expenses represent the estimated indirect expense incurred due to our investment in the I-45 Senior Loan Fund.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed we would have no additional leverage and that our annual operating expenses would remain at the levels set forth in the table above, and that you would pay a sales load of % (the underwriting discount to be paid by us with respect to common stock sold by us in this offering).

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5.0% annual return	$	$	$	$

The example and the expenses in the table above should not be considered a representation of our future expenses, and actual expenses may be greater or less than those shown. While the example assumes, as required by the Securities and Exchange Commission, or the SEC, a 5.0% annual return, our performance will vary and may result in a return greater or less than 5.0%. In addition, while the example assumes reinvestment of all dividends at net asset value, or NAV, participants in our DRIP will receive a number of shares of our common stock, determined by dividing the total dollar amount of the dividend payable to a participant by the average purchase price of all shares of common stock purchased by the administrator of the DRIP in the event that shares are purchased in the open market to satisfy the share requirements of the DRIP, which may be at, above or below NAV. See “Dividend Reinvestment Plan” in the accompanying prospectus for additional information regarding our DRIP.

SUPPLEMENTARY RISK FACTORS

[Insert additional Risk Factors relating to the offering.]

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus include or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Information contained in this prospectus supplement and the accompanying prospectus contain forward-looking statements, which can be identified by the use of forward-looking terminology such as “may,” “predict,” “will,” “continue,” “likely,” “would,” “could,” “should,” “expect,” “anticipate,” “potential,” “estimate,” “indicate,” “seek,” “believe,” “target,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology. The matters described in the section titled “Supplementary Risk Factors” in this prospectus supplement and the section titled “Risk Factors” in the accompanying prospectus and certain other factors noted throughout this prospectus supplement and the accompanying prospectus constitute cautionary statements identifying important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. We undertake no obligation to revise or update any forward-looking statements but advise you to consult any additional disclosures that we may make directly to you or through reports that we may file in the future with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

USE OF PROCEEDS

The net proceeds from the sale of the shares of common stock in this offering are $         and $         if the underwriter’s over-allotment option is exercised in full, after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to make investments in LMM and UMM portfolio companies in accordance with our investment objective and strategies. While we work to invest these proceeds in LMM and UMM portfolio companies, we may use the proceeds to make investments in marketable securities and other temporary investments, to pay down revolver debt outstanding, and for other general corporate purposes, including payment of operating expenses. We anticipate that substantially all of any remainder of the net proceeds of this offering will be invested in accordance with our investment objective within twelve months following completion of this offering, depending on the availability of appropriate investment opportunities consistent with our investment objectives and market conditions. We cannot assure you that we will achieve our targeted investment pace. Pending our investments in portfolio companies, we will invest the remaining net proceeds of an offering primarily in cash, cash equivalents, U.S. Government securities and other high-quality debt investments that mature in one year or less from the time of investment. These securities may have lower yields than our other investments and accordingly may result in lower distributions, if any, during such period.

PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

Market Information

Our common stock is traded on Nasdaq under the symbol “CSWC.”

The following table set forth, for each fiscal quarter within the two most recent fiscal years and each full fiscal quarter since the beginning of the current fiscal year, the range of high and low selling prices of our common stock as reported on Nasdaq, as applicable, and the sales price as a percentage of the NAV per share of our common stock.

		Price Range		Premium (Discount) of High Sales Price to NAV(2)		Premium (Discount) of Low Sales Price to NAV(2)
	NAV(1)	High	Low
Year ending March 31, 20
Fourth Quarter	$	$	$		%		%
Third Quarter
Second Quarter
First Quarter
Year ended March 31, 20
Fourth Quarter	$	$	$	%		%
Third Quarter
Second Quarter
First Quarter
Year ended March 31, 20
Fourth Quarter	$	$	$	%		%
Third Quarter
Second Quarter
First Quarter

(1)	NAV per share, is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sales prices. The NAVs shown are based on outstanding shares at the end of each period.

(2)	Calculated as the respective high or low share price divided by NAV and subtracting 1.

On                      , 20     , we had                      stockholders of record. On                      , 20     , the last sale price of our common stock on Nasdaq was $         per share.

Shares of BDCs may trade at a market price that is less than the value of the net assets attributable to those shares. The possibility that our shares of common stock will trade at a discount from NAV per share or at premiums that are unsustainable over the long term are separate and distinct from the risk that our NAV per share will decrease. It is not possible to predict whether our common stock will trade at, above, or below NAV per share. As we continue to make investments and grow our balance sheet through the use of leverage, we believe we will achieve a market dividend yield which should allow us to trade at or above NAV.

DISTRIBUTIONS

We intend to make distributions on a quarterly basis to our shareholders of substantially all of our taxable income. In lieu of cash, we may make deemed distributions of certain net capital gains to our shareholders.

The payment dates and amounts of cash dividends per share on a post-split basis for the past five years are as follows:

Payment Date	Cash Dividend

Distribution Policy

We generally intend to make distributions on a quarterly basis to our shareholders of substantially all of our taxable income. In order to avoid certain excise taxes imposed on RICs, we must distribute during each calendar year an amount at least equal to the sum of (1) 98.0% of our ordinary income for the calendar year, (2) 98.2% of our capital gains in excess of capital losses for the one year period ended each October 31, and (3) any ordinary income and net capital gains for the preceding year that were not distributed during that year. We will not be subject to excise taxes on amounts on which we are required to pay corporate income tax (such as retained net capital gains). In order to obtain the tax benefits applicable to RICs, we will be required to distribute to our shareholders with respect to each taxable year at least 90.0% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses. We may retain for investment realized net long-term capital gains in excess of realized net short-term capital losses. We may make deemed distributions to our shareholders of any retained net capital gains. If this happens, our shareholders will be treated as if they received an actual distribution of the capital gains we retain and then reinvested the net after-tax proceeds in our common stock. Our shareholders also may be eligible to claim a tax credit (or, in certain circumstances, a tax refund) equal to their allocable share of the tax we paid on the capital gains deemed distributed to them. We may, in the future, make actual distributions to our shareholders of some or all realized net long-term capital gains in excess of realized net short-term capital losses. We can offer no assurance that we will achieve results that will permit the payment of any cash distributions and, if we issue senior securities, we will be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage ratios stipulated by the 1940 Act or if distributions are limited by the terms of any of our borrowings.

We have adopted a DRIP which provides for reinvestment of our distributions on behalf of our common shareholders if opted into by a common shareholder.

Shareholders who receive dividends in the form of stock generally are subject to the same U.S. federal, state and local tax consequences as are shareholders who elect to receive their dividends in cash. A shareholder’s basis for determining gain or loss upon the sale of stock received in a dividend from us will be equal to the total dollar amount of the dividend payable to the shareholder. Any stock received in a dividend will have a holding period for tax purposes commencing on the day following the day on which the shares are credited to the U.S. shareholder’s account.

Our ability to make distributions will be limited by the asset coverage requirements under the 1940 Act.

SELECTED FINANCIAL DATA

[Insert Selected Financial Data of CSWC reflecting most recently filed financials prior to the offering.]

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The information contained in this section should be read in conjunction with our consolidated financial statements and notes thereto appearing elsewhere in this prospectus supplement or the accompanying prospectus.

[Insert Management’s Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

CAPITALIZATION

The following table sets forth our capitalization:

•	on an actual basis as of ; and

•	on an as-adjusted basis giving effect to the sale of shares of our common stock in this offering at the public offering price of $ per share, less estimated underwriting discounts and offering expenses payable by us.

This table should be read together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and our most recent consolidated financial statements and notes thereto included elsewhere in this prospectus supplement or the accompanying prospectus.

As of , 20
	Actual	As-adjusted for this Offering
(Unaudited) (in thousands, except share and per share numbers)
Cash and cash equivalents	$	$

Credit Facility

Net Assets
Common stock, par value $0.25 per share, 25,000,000 common shares authorized, and common shares issued and outstanding	$	$
Additional paid-in capital
Accumulated net investment loss
Accumulated net realized gain
Unrealized appreciation of investments, net of income taxes
Treasury stock – at cost, shares

Total Net Assets	$	$

Total Capitalization	$	$

DESCRIPTION OF COMMON STOCK

The following description is based on relevant portions of the Texas Business Organizations Code, or TBOC, and our articles of incorporation, as amended, which we refer to as our charter, and our amended and restated bylaws, which we refer to as our bylaws. This summary may not contain all of the information that is important to you, and we refer you to the TBOC, our charter and bylaws for a more detailed description of the provisions summarized below. Our charter is filed as Exhibit (a) to Form N-2 filed with the SEC on September 8, 2017, and our bylaws were filed as Exhibit 3.2 to Form 10-K for the fiscal year ended March 31, 2007.

Authorized Capital Stock

Our authorized capital stock consists of 25,000,000 shares of common stock, par value $0.25 per share. Set forth below is a chart describing the classes of our common stock outstanding as of                 , 20     .

(1)	(2)	(3)	(4)
Title of Class	Amount Authorized	Amount Held by us or for Our Account	Amount Outstanding Exclusive of Amount Under Column 3
Common Stock	25,000,000

Common Stock

Shares Outstanding: As of                  , 20     , we had                  issued and outstanding shares of common stock.

Dividends: Holders of our common stock are entitled to dividends or other distributions, as declared by our board of directors from time to time, in cash, property or common stock subject to the provisions of Texas law, our charter or our bylaws.

Voting Rights: The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote at a meeting of our stockholders. In matters other than the election of directors, stockholder approval requires the affirmative vote of a majority of the voting power of our common stock present in person or represented by proxy at the meeting and entitled to vote on the matter, voting as a single class, unless the matter is one upon which, by express provision of Texas law, our charter or our bylaws, a different vote is required.

Liquidation Rights: In the event of our liquidation, the holders of our common stock will be entitled to share ratably in any assets remaining after payment of all debts and other liabilities.

Other: Our common stock has no preemptive or conversion rights and is not entitled to the benefits of any redemption or sinking fund provision. The outstanding shares of our common stock are fully paid and non-assessable.

Certain Provisions of Texas Law, Our Charter and Our Bylaws

Amendment of Articles of Incorporation: The TBOC provides that an amendment to the charter must be recommended by the board of directors and approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation, unless a different threshold, not less than a majority, is specified in the charter. Our charter does not provide for a different threshold.

Amendment of Bylaws: The TBOC, our charter and bylaws provide that our bylaws may be amended by action of the shareholders or action of the board of directors.

Director Elections: Our bylaws provide that directors are elected by a plurality of the votes cast at a meeting of stockholders at which a quorum is present. Our charter does not permit cumulative voting for the election of directors.

Term of Directors: Our bylaws provide that directors are elected at each annual meeting of shareholders and hold office until the next succeeding annual meeting, and until such director’s successor is elected and qualified, or until the earlier death, resignation, or removal of such director.

Number of Directors: Our bylaws provide that the number of directors is determined by resolution of the board of directors, except that the board of directors may not fill more than two directorships resulting from an increase in the size of the board during the period between any two successive annual meetings of stockholders.

Removal of Directors: Our charter provides that shareholders may remove directors only for cause by the affirmative vote of two-thirds of outstanding shares entitled to vote.

Board Vacancies: Our bylaws provide that vacancies may be filled by an election at an annual or special meeting of the shareholders or by the vote of a majority of the remaining directors although less than a quorum.

Shareholder Vote – Nature of the Business: Our charter provides that CSWC is organized and chartered expressly for the purpose of operating either as a management investment company under the 1940 Act or as a business development company under the 1940 Act. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock are necessary to change the nature of the business of the Company so that it will cease to be either a management investment company or a business development company.

Shareholder Action by Written Consent: The TBOC provides that shareholders may act by written consent if all of the shareholders execute a written consent setting forth the action, unless the charter provides the shareholders may act by less than unanimous written consent. Our charter does not vary from the TBOC in this regard.

Special Meeting of Shareholders: Our bylaws provide that the Chairman of the board of directors, the president, the board of directors, or the holders of at least 10% of all the outstanding shares entitled to vote at the proposed special meeting may call a special meeting of shareholders.

Classification of Stock: None of the TBOC, our charter or our bylaws contain any provisions authorizing the board of directors to classify unissued shares of stock.

Business Combination Statute: Section 21.606 of the TBOC restricts certain business combinations between us and an affiliated shareholder (beneficial ownership of 20% or more of the voting power of our stock entitled to vote for directors) for three years after the shareholder becomes an affiliated shareholder. The restrictions do not apply if the board of directors approved the transaction that caused the shareholder to become an affiliated shareholder or if the business combination is approved by the affirmative vote of two-thirds of our voting stock that is not beneficially owned by the affiliated shareholder at a meeting of shareholders called for that purpose within six months of the affiliated shareholder’s acquiring the shares.

Our charter further provides that the above referenced statute shall not be applicable if:

•	the combination is solely between the Company and another corporation, fifty percent or more of the voting stock of which is owned, directly or indirectly, by the corporation and none of the voting stock of which is owned, directly or indirectly by a “Related Person” (as defined in our charter) with whom the combination is proposed; or

•	certain fair price and terms conditions are met, (b) the shareholder has not received any loans, financial assistance or tax advantages from the Company and (c) a proxy statement is mailed 40 days prior to the meeting that includes a board recommendation and fairness opinion.

Indemnification of Directors and Officers

Our charter, as amended, provides for indemnification for persons who are or were a director, officer or employee of CSWC or CSMC against any and all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such action, suit or proceeding, on account of such person’s service as a director officer or employee of CSWC or CSMC, or service at the request of CSWC or CSMC as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise all to the fullest extent permitted by Texas law. The charter provides that we must not provide indemnification to the extent not prohibited by the 1940 Act. In accordance with the 1940 Act, the Registrant will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Texas law requires a corporation to indemnify a director or officer against reasonable expenses actually incurred by him or her in connection with a threatened, pending, or completed action or other proceeding in which he or she is a named defendant or respondent because he or she is or was a director or officer if he or she has been wholly successful, on the merits or otherwise, in the defense of the action or proceeding. Texas law permits a corporation to indemnify a director or former director against judgments and expenses reasonably and actually incurred by the person in connection with a proceeding if the person (i) acted in good faith, (ii) reasonably believed, in the case of conduct in the person’s official capacity, that the person’s conduct was in the corporation’s best interests, and otherwise, that the person’s conduct was not opposed to the corporation’s best interests, and (iii) in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful. If, however, the person is found liable to the corporation, or is found liable on the basis that such person received an improper personal benefit, then indemnification under Texas law is limited to the reimbursement of reasonable expenses actually incurred, and no indemnification will be available if the person is found liable for (i) willful or intentional misconduct in the performance of the person’s duty to the corporation, (ii) breach of the person’s duty of loyalty owed to the corporation, or (iii) an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation. In addition, Texas law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our charter authorizes us to purchase or maintain insurance against any liability asserted against a director, officer or employee of the Company. We have obtained primary and excess insurance policies insuring our directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

NASDAQ Listing

Our common stock is listed on the Nasdaq under the ticker symbol “CSWC.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

[To be provided.]

UNDERWRITING

                     are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below:

Number of Shares
Underwriter

Total

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Nasdaq Global Select Market Listing

Our common stock is listed on Nasdaq under the symbol “CSWC.”

Over-Allotment Option

We have granted an option to the underwriters to purchase up to                  additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for days from the date of this prospectus supplement solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Lock-Up Agreements

We, and certain of our executive officers and directors, have agreed, subject to certain exceptions, not to issue, sell, offer to sell, contract or agree to sell, hypothecate, pledge, transfer, grant any option to purchase, establish an open put equivalent position or otherwise dispose of or agree to dispose of directly or indirectly, any shares of our common stock, or any securities convertible into or exercisable or exchangeable for any shares of our common stock or any right to acquire shares of our common stock, for days from the date of this prospectus supplement, subject to extension upon material announcements or earnings releases. The representative, at any time and without notice, may release all or any portion of the common stock subject to the foregoing lock-up agreements.

Underwriting Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $                 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table provides information regarding the per share and total underwriting discount that we are to pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to                  additional shares from us.

	Per Share	Without Option	Total without Exercise of Over- allotment	Total with Full Exercise of Over- allotment with Option
Public offering price
Underwriting discount payable by us on shares sold to the public
Proceeds, before expenses, to us

The expenses of the offering, not including the underwriting discount, are estimated at $             and are payable by us.

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares to underwriters and selling group members for the sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make Internet distributions on the same basis as other allocations. The representative may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders.

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ over-allotment option described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934 during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Conflicts of Interest

The underwriters and/or their affiliates from time to time provide and may in the future provide investment banking, commercial banking and financial advisory services to us, for which they have received and may receive customary compensation.

In addition, the underwriters and/or their affiliates may from time to time refer investment banking clients to us as potential portfolio investments. If we invest in those clients, we may utilize net proceeds from this offering to fund such investments, and the referring underwriter or its affiliate may receive placement fees from its client in connection with such financing, which placement fees may be paid out of the amount funded by us.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

LEGAL MATTERS

Certain legal matters regarding the shares of common stock offered hereby will be passed upon for us by Jones Day, Dallas, Texas, and certain legal matters in connection with this offering will be passed upon for the underwriters by            .

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[To be provided.]

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act of 1933, with respect to our shares of common stock offered by this prospectus supplement. The registration statement contains additional information about us and our shares of common stock being offered by this prospectus supplement.

We file with or submit to the SEC annual, quarterly and current reports, proxy statements, code of ethics and other information meeting the informational requirements of the Securities Exchange Act of 1934. This information is available free of charge by calling us at (214) 238-5700 or on our website at www.capitalsouthwest.com. Information contained on our website is not incorporated into this prospectus supplement and you should not consider such information to be part of this document. You also may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website at www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

INDEX TO FINANCIAL STATEMENTS

[Insert financial statements and notes thereto for most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

Shares

Common Stock

PROSPECTUS SUPPLEMENT

             , 20